Exhibit 99.2

Dear Partners,

In November 2021, we raised Chain Bridge I (NASDAQ: CBRG), a $230 million-dollar special purpose acquisition corporation (SPAC).  Our team set out to partner with a world-class private company at the intersection of national security and technology and guide them as they transitioned to public markets. Our ideal target would have established market leadership and serve the national security interest of the US, its allies and related industries.

We believed that our backgrounds in national security, intelligence and technology, coupled with our broad network and long-term capital would provide target companies with an enticing alternative to the traditional IPO process.

Over the past 24 months, we had conversations with over 100 companies focused on national security challenges including AI/ML, cybersecurity, energy transition, space exploration, supply chain resilience and quantum computing.  Only a handful met our evaluation criteria and, of those, we entered into a select number of exclusive discussions with the hope of executing a business combination, mindful of the high bar for a public company.

Unfortunately, capital markets have experienced precipitous change since the fourth quarter of 2021 as recession fears and interest rates began to climb. Further exacerbating the climate, the SPAC vehicle framework itself faced increased regulatory scrutiny.

These headwinds have had an adverse impact on investors’ appetite for high growth companies, underwriting PIPE financing and participating in deSPAC transactions. Typical redemption rates on deSPAC transactions now stand at more than 90%, making PIPE financing and market liquidity for these new public companies challenging.  As time marched on, companies have become increasingly reluctant about the SPAC path to public markets. Companies that under more normalized market conditions could have accessed public markets are choosing to remain private and meet their financing needs in private transactions.

The Chain Bridge team holds its duty to public investors as sacrosanct, never wanting to comprise our responsibility as stewards of investor capital.  Our integrity and reputation matter more than the sponsor capital we will lose by not completing a deSPAC transaction. Given the state of the capital markets, scarcity of PIPE capital, and the general aversion to SPACs, we are going to let Chain Bridge I lapse and return capital in trust to investors.

We are disappointed that we did not achieve our objective.  We still believe the mission is critical. We are extremely appreciative of your support over the last 24 months and hope to cross paths more productively in the future.

Respectfully,

The Chain Bridge Team